Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Closing of Equity Offering

and Underwriters’ Exercise of Option to Purchase Additional Shares

FRANKLIN, Tenn. - January 12, 2016 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (“Acadia” or the “Company”) today announced the completion of an underwritten public offering of 11,500,000 shares of Acadia’s common stock. Included in the shares are 1,500,000 shares sold by Acadia pursuant to the underwriters’ exercise in full of their option to purchase additional shares of common stock.

The shares of common stock were sold at a public offering price of $61.00 per share, for net proceeds to Acadia of approximately $683.5 million, after underwriting discounts and commissions and estimated offering expenses. Acadia intends to use the net proceeds from the offering to fund its acquisition strategy, particularly to fund a portion of the purchase price for its planned acquisition of the Priory Group and the fees and expenses related to the transaction. Of the net proceeds, approximately $89.2 million resulting from the underwriters’ exercise in full of their option to purchase additional shares will be paid to certain shareholders of the Priory Group at closing of the acquisition and will reduce the number of shares of Acadia common stock to be issued to such shareholders from 5,533,561 shares to 4,033,561 shares.

BofA Merrill Lynch and Jefferies LLC acted as joint book-running managers for the offering. The shares of common stock were offered pursuant to the Company’s shelf registration statement on file with the Securities and Exchange Commission. The offering was made solely by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by contacting: (i) BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attn: Prospectus Department or by e-mail at dg.prospectus_requests@baml.com or (ii) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by e-mail at Prospectus_Department@Jefferies.com or by telephone at (877) 821-7388.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news

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release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 258 behavioral healthcare facilities with more than 9,900 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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